Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.
CYCLACEL PHARMACEUTICALS TO ANNOUNCE RELEASE OF FIRST QUARTER 2009
FINANCIAL RESULTS AND UPCOMING CORPORATE EVENTS
- New data from two ongoing Phase 2 clinical trials to be presented at ASCO 2009 -
BERKELEY HEIGHTS, NJ, May 7, 2009 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP) announced upcoming corporate events that will take place during May and June 2009.
2009 American Society of Clinical Oncology (ASCO) Annual Meeting — May 29- June 2
New data from an ongoing, multicenter, Phase 2 clinical trial of oral sapacitabine, the Company’s lead product candidate, will be presented at a poster discussion during the 2009 ASCO meeting in Orlando, Florida. The Company will present results of sapacitabine administered as a single agent in 60 elderly patients with Acute Myeloid Leukemia or AML who were either untreated or in first relapse. In addition new data from the lead-in portion of an ongoing, multicenter, Phase 2 clinical trial of oral seliciclib, the Company’s second investigational agent, in patients with nasopharyngeal cancer will be presented also at a poster discussion.
Both presentations will include updated, recently obtained, efficacy and safety data, including response rates, induction mortality and treatment duration for sapacitabine and progression-free survival for seliciclib, not reflected in abstracts to be posted on the ASCO website on Thursday, May 14. Both poster presentations will be followed by ASCO poster discussion sessions.
Poster presentation and oral poster discussion details are as follows:
Sapacitabine
“A randomized phase II study of sapacitabine, an oral nucleoside analogue, in elderly patients with
AML previously untreated or in first relapse or previously treated MDS”
Date/Time: Friday May 29, 2009, 2:00 P.M. — 6:00 P.M. Eastern Time
Abstract Number: 7021
Location: Level 2, West Hall, Board 13
Discussion time: 5:00 P.M. — 6:00 p.m. Eastern Time
Location: Level 2, West Hall F1
Seliciclib
“A phase II randomized study of oral seliciclib in patients with previously treated nasopharyngeal carcinoma”
Date/Time: Friday May 29, 2009, 2:00 P.M. — 6:00 p.m. Eastern Time
Abstract Number: 6026
Location: Level 2, West Hall, Board 15
Discussion time: 5:00 PM — 6:00 P.M. Eastern Time
Location: Level 2, West Hall F3
Cyclacel Investor Event at ASCO 2009
In addition to the sapacitabine and seliciclib posters and presentations, Cyclacel will host an investor event in Orlando, on Friday, May 29, 2009 starting at 6:30 p.m. Eastern. At the event Hagop M. Kantarjian, M.D., Professor of Medicine and Chair of the Department of Leukemia at M.D. Anderson
☑	200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922 USA T: +1 (908) 517 7330 F: +1 (866) 271 3466

☐	Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067
www.cyclacel.com — info@cyclacel.com

Cancer Center, will discuss the Phase 2 data presented earlier in addition to members of Cyclacel’s senior management team. For more information or to RSVP for this event, please email Cyclacel Investor Relations at csohmer@cyclacel.com.
In addition, the Company announces the following upcoming corporate events:
Release of First Quarter 2009 Financial Results and Conference Call — Thursday, May 14
Cyclacel will announce its first quarter 2009 financial results on Thursday, May 14, 2009. The Company will host a conference call and live webcast at 4:30 p.m. Eastern on the same day.
Conference call information:
US/Canada call: (877) 493-9121/ international call: (973) 582-2750
US/Canada archive: (800) 642-1687 / international archive: (706) 645-9291
Code for live and archived conference call is 97703626.
For the live and archived webcast, please visit the Corporate Presentations page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.
Annual Shareholders Meeting — Thursday, May 21
Cyclacel will hold its annual shareholders meeting on Thursday, May 21, 2009 at 10:00 a.m. Eastern. The meeting will be held at Cyclacel’s corporate headquarters, located at 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey. This meeting is open to stockholders of record as of April 9, 2009.
Needham & Company, LLC 8th Annual Biotechnology Conference — Wednesday, June 10
Spiro Rombotis, President and CEO, will present an overview of the Company at the 8th Annual Needham & Company, LLC Biotechnology & Medical Technology Conference at the Palace Hotel in New York. The presentation will take place on Wednesday, June 10 at 10:30 a.m. Eastern.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Three orally-available Cyclacel drugs are in clinical development. Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes, cutaneous T-cell lymphoma and lung cancer. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 for the treatment of lung cancer and nasopharyngeal cancer. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in Phase 1 in patients with solid tumors. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology, oncology and other therapeutic areas based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.
Risk Factors
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by the interim quarterly reports, filed with the SEC.
Contacts for Cyclacel Pharmaceuticals, Inc.:
Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com
© Copyright 2009 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.
SOURCE: Cyclacel Pharmaceuticals, Inc.